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                                                                   EXHIBIT 6.(a)

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-80825 on Form S-6 related to the of our report dated February 22, 2000, related to the financial statements - statutory basis of Pacific Life & Annuity Company as of December 31, 1999 and 1998, and for each of the two years in the period ended December 31, 1999, appearing in the Prospectus of Pacific Select Exec II-NY, which is part of such Registration Statement.

We also consent to the reference to us under the heading "Experts" appearing in such Prospectus.


DELOITTE & TOUCHE LLP

Costa Mesa, California
April 27th, 2000